MALLINCKRODT PHARMAECUTICALS CHANGE IN CONTROL SEVERANCE PLAN FOR CERTAIN U.S. OFFICERS AND EXECUTIVES

Amended May 1, 2014

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ARTICLE I	BACKGROUND, PURPOSE AND TERM OF PLAN 1

Section 1.01	Purpose and Intent of the Plan 1

Section 1.02	Term of the Plan 1

Section 1.03	Adoption of the Plan 1

ARTICLE II	DEFINITIONS 2

Section 2.01	“Annual Bonus” 2

Section 2.02	“Base Salary” 2

Section 2.03	“Board” 2

Section 2.04	“Cause” 2

Section 2.05	“Change in Control” 2

Section 2.06	“Change in Control Benefits” 3

Section 2.07	“Change in Control Termination” 3

Section 2.08	“COBRA” 3

Section 2.09	“Code” 3

Section 2.10	“Committee” 3

Section 2.11	“Company” 3

Section 2.12	“Effective Date” 3

Section 2.13	“Eligible Employee” 3

Section 2.14	“Employee” 4

Section 2.15	“Employer” 4

Section 2.16	“ERISA” 4

Section 2.17	“Exchange Act” 4

Section 2.18	“Executive Severance Plan” 4

Section 2.19	“Good Reason Resignation” 4

Section 2.20	“Involuntary Termination” 5

Section 2.21	“Key Employee” 5

Section 2.22	“Notice Pay” 5

Section 2.23	“Officer” 5

Section 2.24	“Participant” 5

Section 2.25	“Permanent Disability” 5

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(continued)

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Section 2.26	“Plan” 5

Section 2.27	“Plan Administrator” 5

Section 2.28	“Postponement Period” 6

Section 2.29	“Release” 6

Section 2.30	“Separation from Service” 6

Section 2.31	“Separation from Service Date” 6

Section 2.32	“Severance Benefits” 6

Section 2.33	“Severance Period” 6

Section 2.34	“Subsidiary” 6

Section 2.35	“Successor” 6

Section 2.36	“Voluntary Resignation” 7

ARTICLE III	PARTICIPATION AND ELIGIBILITY FOR BENEFITS 7

Section 3.01	Participation 7

Section 3.02	Conditions 7

ARTICLE IV	DETERMINATION OF SEVERANCE BENEFITS 9

Section 4.01	Amount of Severance Benefits Upon Involuntary Termination
and Good Reason Resignation    9

Section 4.02	Voluntary Resignation; Termination for Death or Permanent
Disability    11

Section 4.03	Termination for Cause 11

Section 4.04	Reduction of Severance Benefits 11

ARTICLE V	METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS 12

Section 5.01	Method of Payment 12

Section 5.02	Other Arrangements 12

Section 5.03	Code Section 409A 12

Section 5.04	Termination of Eligibility for Benefits 13

Section 5.05	Limitation on Benefits 14

ARTICLE VI	THE PLAN ADMINISTRATOR 15

Section 6.01	Authority and Duties 15

Section 6.02	Compensation of the Plan Administrator 15

Section 6.03	Records, Reporting and Disclosure 15

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(continued)

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ARTICLE VII	AMENDMENT, TERMINATION AND DURATION 16

Section 7.01	Amendment, Suspension and Termination 16

Section 7.02	Duration 16

ARTICLE VIII	DUTIES OF THE COMPANY AND THE COMMITTEE 16

Section 8.01	Records 16

Section 8.02	Payment 16

Section 8.03	Discretion 16

ARTICLE IX	CLAIMS PROCEDURES 17

Section 9.01	Claim 17

Section 9.02	Initial Claim 17

Section 9.03	Appeals of Denied Administrative Claims 17

Section 9.04	Appointment of the Named Appeals Fiduciary 18

Section 9.05	Arbitration; Expenses 18

ARTICLE X	MISCELLANEOUS 19

Section 10.01	Non-Alienation of Benefits 19

Section 10.02	Notices 19

Section 10.03	Successors 19

Section 10.04	Other Payments 19

Section 10.05	No Mitigation 19

Section 10.06	No Contract of Employment 20

Section 10.07	Severability of Provisions 20

Section 10.08	Heirs, Assigns, and Personal Representatives 20

Section 10.09	Headings and Captions 20

Section 10.10	Gender and Number 20

Section 10.11	Unfunded Plan 20

Section 10.12	Payments to Incompetent Persons 20

Section 10.13	Lost Payees 20

Section 10.14	Controlling Law 20

APPENDIX Salary Continuation Schedule	A-1

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN
Section 1.01    Purpose and Intent of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits in the event that such Employee’s employment with the Company or a Subsidiary is terminated due to a Change in Control Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, no employee shall have a vested right to benefits paid by the Plan. The terms of the Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A or the regulations or rulings promulgated thereunder.
Section 1.02    Term of the Plan. The Plan shall generally be effective as of the Effective Date. The Plan is intended to supersede, and not to duplicate, the provisions of the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives (“Executive Severance Plan”) in any case in which an Eligible Employee would otherwise be entitled to severance or related benefits under both this Plan and the Executive Severance Plan arising out of the Eligible Employee’s Change in Control Termination. Moreover, this Plan is intended to supersede any other plan, program, arrangement or agreement providing an Eligible Employee with severance or related benefits in the case of an Eligible Employee’s Change in Control Termination. The Plan shall continue until terminated pursuant to Article VII of the Plan.
Section 1.03 Adoption of the Plan. The Plan was adopted by the Board of Directors of Mallinckrodt plc on March 26, 2013, with the Effective Date of July 1, 2013.

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ARTICLE II

DEFINITIONS
Section 2.01    “Annual Bonus” means the average of the actual bonuses paid to the respective Participant pursuant to The Mallinckrodt Annual Incentive Plan, and/or the Global Bonus Plan that are attributable to the three Company fiscal years that immediately precede the Participant’s Separation from Service Date. If the Participant was not employed by the Company for at least three full Company fiscal years prior to the Participant’s Termination Date, the Annual Bonus shall be calculated by dividing the total of the actual bonuses paid to the Participant by the number of full months worked by the Participant, and multiplied by twelve.
Section 2.02    “Base Salary” means the Participant’s annual base salary in effect as of the Participant’s Separation from Service Date.
Section 2.03    “Board” means the Board of Directors of Mallinckrodt plc.
Section 2.04    “Cause” means an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) substantial failure to meet the Company’s performance expectations or standards; (iii) violation of any fiduciary duty owed to the Company, (iv) conviction of a felony or misdemeanor, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Committee, in its sole and absolute discretion, shall determine Cause.
Section 2.05    “Change in Control” means the first to occur of any of the following events:

    (i)    any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

    (ii)    persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or

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threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director

    (iii)    consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

    (iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Section 2.06    “Change in Control Benefits” means the payments described in Section 4.01(b) and Section 4.01(c)(ii).
Section 2.07    “Change in Control Termination” means a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.
Section 2.08    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
Section 2.09    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Section 2.10    “Committee” means the Human Resources and Compensation Committee of the Board or any successor committee or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.11    “Company” means Mallinckrodt plc, a public company with limited liability incorporated in Ireland, or any successor thereto. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.
Section 2.12    “Effective Date” means July 1, 2013.
Section 2.13    “Eligible Employee” means an Employee who is an Officer, or is classified in job bands 0 or 1, and who is not covered under any other severance plan or program

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sponsored by the Company or a Subsidiary (other than the Executive Severance Plan). If there is any question as to whether an Employee is an Eligible Employee, the Senior Vice President and Chief Human Resources Officer shall make the determination.
Section 2.14    “Employee” means an individual who is a common law employee on the payroll of any United States Subsidiary of Mallinckrodt plc, and shall not include any person providing services to the Company or any Subsidiary through a temporary service or on a leased basis or who is hired by the Company or any Subsidiary as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding. Notwithstanding the above, in the event that Section 409A applies to any payments made hereunder, subsection (iv) of the definition of “Subsidiary” shall apply.
Section 2.15    “Employer” means the Company or any Subsidiary.
Section 2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
Section 2.17    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
Section 2.18    “Executive Severance Plan” means the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, which plan is superseded by this Plan in the event of any Participant’s Change in Control Termination.
Section 2.19    “Good Reason Resignation” means any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control:

    (1)    Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control;
(2)    Without the Participant’s written consent, a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report as in effect immediately prior to the Change in Control;

    (3)    Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than 50 miles from the Participant's principal place of business immediately preceding the Change in Control;
(4)    Without the Participant’s written consent, a material reduction in the Participant's compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control;

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    (5)    The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Section 10.03 herein; or
(6)    Without the Participant’s written consent, a material diminution in the budget over which the Participant retains authority;

    Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if (x) the Participant provides written notice to the Employer specifying in reasonable detail the event upon which the Participant is basing such Good Reason Resignation within ninety (90) days after the occurrence of such event, (y) the Employer fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Participant terminates employment within sixty (60) days after the expiration of such cure period.
Section 2.20    “Involuntary Termination” means the date that a Participant experiences a Company-initiated Separation from Service from the Employer for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.
Section 2.21    “Key Employee” means an Eligible Employee who is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.
Section 2.22    “Notice Pay” means the amounts that a Participant is eligible to receive pursuant to Article IV of the Plan.
Section 2.23    “Officer” means any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of the Company.
Section 2.24    “Participant” means any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits.
Section 2.25    “Permanent Disability” means that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer's long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.
Section 2.26    “Plan” means the Mallinckrodt Pharmaceuticals Change in Control Severance Plan for Certain U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.
Section 2.27    “Plan Administrator” means the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the

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Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President and Chief Human Resources Officer of Mallinckrodt plc. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.28    “Postponement Period” means, for a Key Employee, the period of six (6) months after such Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A).
Section 2.29    “Release” means the “Separation of Employment Agreement and General Release,” as provided by the Company or such other agreement between the Company and Participant under which the Participant releases potential claims against the Company in exchange for Severance Benefits.
Section 2.30    “Separation from Service” means “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.
Section 2.31    “Separation from Service Date” means, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Section 2.32    “Severance Benefits” means the salary replacement amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.
Section 2.33    “Severance Period” means the period for which a Participant is entitled to receive Severance Benefits under this Plan, as set forth in the Appendix.
Section 2.34    “Subsidiary” means (i) a subsidiary company (wherever incorporated) of the Company, as defined by Section 155 of the Companies Act 1963 of Ireland; (ii) any separately organized business unit, whether or not incorporated, of the Company; (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
Section 2.35    “Successor” means any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly,

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through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.
Section 2.36    “Voluntary Resignation” means any Separation from Service that is not initiated by the Employer other than a Good Reason Resignation.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS
Section 3.01    Participation. Each Eligible Employee in the Plan who incurs a Change in Control Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of a Change in Control Termination, unless otherwise provided in the Plan. In addition, any Eligible Employee who is a party to an employment agreement with the Company pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan.
Section 3.02    Conditions.
(a)    Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within 60 days following the Participant’s Separation from Service Date: (i) execution by the Participant of a Release in the form provided by the Company (which may include confidentiality, non-solicitation, and non-disparagement provisions at the Company’s discretion); (ii) compliance by the Participant with all the terms and conditions of such Release; and (iii) to the extent permitted in Section 4.04 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Committee may, in its sole discretion, determine to be appropriate). If the Company determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Release and/or any confidentiality, non-solicitation, and non-disparagement provisions to which Participant may be subject, the Company may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02(a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)    An Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:
(i)    The Eligible Employee’s Voluntary Resignation;

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(ii)    The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;
(iii)    The Eligible Employee’s employment is terminated for Cause;
(iv)    The Eligible Employee voluntarily retires (other than a Good Reason Resignation);
(v)    The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;
(vi)    The Eligible Employee does not return to work at the end of an approved leave of absence.
(vii)    The Eligible Employee does not satisfy the Conditions for Severance in Section 3.02(a);
(viii)    The Eligible Employee continues in employment with the Company or any Subsidiary for more than sixty (60) days following the expiration of the cure period set forth in the last paragraph of Section 2.19 with respect to a Good Reason Resignation; or
(ix)    The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation). The payment of Severance Benefits in the circumstances described in this subsection (ix) would result in a windfall to the Eligible Employee, which is not the intention of the Plan.
(c)    The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.
(d)    An Eligible Employee returning from approved military leave during the period beginning 60 days before a Change in Control and ending two years after a Change in Control will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment set forth in this Article III, including execution of a Release.

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ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS
Section 4.01    Amount of Severance Benefits Upon Involuntary Termination and Good Reason Resignation. The Severance Benefits to be provided to a Participant shall be as follows:
(e)    Notice Pay. Each Eligible Employee who is eligible for Severance Benefits shall receive at least thirty (30) calendar days’ notice as a Notice Period. In the event the Company determines an Eligible Employee’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period. Notice Pay paid to an Eligible Employee shall be in addition to, and shall not be offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV. An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period, or anytime thereafter. Notice pay shall be paid in accordance with Article V.
(f)    Salary Replacement. Salary replacement shall be provided for the Severance Period applicable to the Participant as set forth in the Salary Replacement Schedule in the Appendix and shall be paid in accordance with Article V.
(g)    Bonus.
(i)    The Participant shall receive a cash payment equal to his or her pro-rated annual bonus for the fiscal year in which the Participant’s Separation from Service Date occurs, to the extent provided in the applicable plan; provided, however, that if the Participant’s Separation from Service Date occurs during the same fiscal year as a Change in Control and the Participant has received an annual bonus attributable to such fiscal year solely because of the Change in Control, then the Participant shall not receive a pro-rated annual bonus pursuant to this Section 4.01(c)(i). Participants who are not Officers shall receive the pro-rated annual bonus at target percentage and the bonus will be paid no earlier than the end of the applicable revocation period.
(ii)    The Participant shall also receive a cash payment equal to his or her Annual Bonus for the Severance Period applicable to the Participant as set forth in the Bonus Payment Schedule in the Appendix, which shall be paid in accordance with Article V.
(h)    Medical, Dental and Health Care Reimbursement Account Benefits. The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s medical and dental plans as required by and pursuant to COBRA. The Company shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA). If the Participant timely elects COBRA coverage, subject to the other provisions in this Section 4.01(d), during the Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same

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time as such employee contributions are paid by similarly-situated active Company employees. If the Severance Period is less than the applicable COBRA coverage period then, effective for the first premium payment due after the Severance Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period. If the Severance Period exceeds eighteen (18) months after the Participant’s Separation from Service Date, then (a) effective for any premium payments for COBRA coverage that are due after eighteen (18) months after the Participant’s Separation from Service Date, the Participant will be required to pay the entire premium for such COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA period and (b) the Company shall pay to the Participant, within sixty (60) days after such eighteen (18) month period expires, a single lump-sum cash payment in an amount equal to the employer portion of the applicable premium in effect for the Participant, based on the type of coverage provided to the Participant at such time, for the last month of such eighteen (18) month period times the number of full months that the Severance Period exceeds such eighteen (18) month period. COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time if the Participant does not pay the required premium within the applicable time period, if the Participant terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.
(i)    Stock Options. All stock options held by the Participant as of his or her Separation from Service Date which are not already vested and exercisable as of such date shall become vested and exercisable on the Participant’s Separation from Service Date. All outstanding stock options held by the Participant that are vested and exercisable as of the Participant’s Separation from Service Date and all stock options held by the Participant that become vested and exercisable under the preceding sentence shall be exercisable for the greater of (i) the period set forth in Participant’s option agreement covering such options, or (ii) twelve (12) months from the Participant’s Separation from Service Date. In no event, however, shall an option be exercisable beyond its original expiration date. If the Participant dies, the terms and conditions of the applicable option agreement shall govern.
(j)    Restricted Stock, Restricted Stock Units and Performance Share Units. All unvested restricted stock and restricted stock units held by the Participant as of his or her Separation from Service Date which are subject solely to time-vesting requirements shall accelerate and become immediately vested as of the Participant’s Separation from Service Date. All unvested restricted stock and restricted stock units held by the Participant as of his or her Separation from Service Date which are subject in whole or part to performance-based vesting provisions shall accelerate and become vested if and to the extent that the Committee determines in its sole discretion that the applicable performance vesting requirements have been or will be attained, or would have been attained during the Severance Period in the ordinary course but for the Change in Control and the Participant’s Change in Control Termination. The treatment of any performance share units upon a Participant’s Change in Control Termination shall be governed by the terms and conditions of the applicable award agreement.
(k)    Outplacement Services. The Company may, in its sole and absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency

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that the Company regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Participant’s Separation from Service Date or, if earlier, the date of the Participant’s death.
Section 4.02    Voluntary Resignation; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of (i) the Eligible Employee’s Voluntary Resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.
Section 4.03    Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are required to be provided to the Eligible Employee by applicable law. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determine, during the Severance Period, that a Participant engaged in conduct at any time that constitutes Cause, any Severance Benefits payable to the Participant shall immediately cease and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination to the Company. The Company may withhold paying Severance Benefits pending resolution of an inquiry that could lead to a finding resulting in Cause and any such payment that was withheld and which is subsequently determined to be payable shall be paid to the Participant within ninety (90) days after the date of the final and binding resolution of the related inquiry.
Section 4.04    Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Company fiscal year.

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ARTICLE V

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01    Method of Payment. Subject to Section 5.03, the cash Severance Benefits to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in a single lump sum payment within sixty five (65) days following the Participant’s Severance from Service Date, subject to the fulfillment of all conditions for payment set forth in Section 3.02 and subject to the expiration of the Release revocation period specified in the Release; provided, however, that the pro-rated annual bonus payable to the Participant pursuant to Section 4.01(c)(i) shall be paid at such time and in such manner as set forth in The Mallinckrodt Pharmaceuticals Annual Incentive Plan (or successor plan) and that COBRA coverage under Section 4.01(d) shall be provided or paid in accordance with the provisions of that subsection. Notwithstanding the foregoing, if the Participant’s Change in Control Termination occurs based on a Change in Control that does not qualify as a “change in control event” under Code Section 409A and the regulations promulgated thereunder, then any portion of the Severance Benefit payable under this Plan that (i) is subject to Code Section 409A and the regulations and rulings promulgated thereunder and (ii) equals the amount of benefit the Participant could be eligible to receive under the Executive Severance Plan (if the Participant were to satisfy the eligibility requirements in order to receive a benefit under that plan), shall be paid at the same time and in the same form as under the Executive Severance Plan. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of a Participant’s death prior to the completion of all payments to which the Participant is entitled, the remaining payments shall be paid to the Participant’s estate in a single lump sum payment within sixty (60) days following the Participant’s death.
Section 5.02    Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Employer, including, without limitation, the Executive Severance Plan. As provided in Section 3.01, any Eligible Employee who is a party to an employment agreement with the Company or Subsidiary pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan. Therefore, as a condition of participating in the Plan, the Eligible Employee must expressly agree that this Plan supersedes all prior plans or agreements, and sets forth the entire benefit the Eligible Employee is entitled to under the Plan.
Section 5.03    Code Section 409A.
(a)    Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, no Change in Control Benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If the previous sentence applies, then the payment of Change in Control Benefits shall commence after expiration of the applicable Postponement

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Period and any amounts that would have been paid during the Postponement Period but for the previous sentence shall be paid in a single lump sum within 30 days after the end of such Postponement Period. If the Participant dies during the Postponement Period, however, amounts withheld pursuant to this Section 5.03(a) shall be paid to the Participant’s estate no later than the earlier of 60 days after the Participant’s death or 30 days after the end of the Postponement Period.
(b)    This Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, each individual payment that constitutes part of the Change in Control Benefits shall be treated as a separate payment from any other such payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.
Section 5.04    Termination of Eligibility for Benefits.
(a)    All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefit payments payable to a Participant shall cease upon the occurrence of the earlier of:
(i)    Subject to Article VII, termination or modification of the Plan; or
(ii)    Completion of the provision of Severance Benefits to the Participant.
(b)    Notwithstanding any other provision of the Plan to the contrary, the Company shall have the right to cease all Severance Benefits (except as otherwise required by law) and to recover any payments previously made to the Participant should the Participant at any time breach the Participant's undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or the confidentiality, non-competition, non-solicitation and non-disparagement provisions in the Release and/or in any other agreement to which the Participant is subject.

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Section 5.05    Limitation on Benefits.
(a)    Notwithstanding anything in this Plan to the contrary, if it is determined that the payments or distributions by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Plan or otherwise) which are contingent on a change in control of the Company (within the meaning of Code Section 280G(b)(2)(A)(i)) would be nondeductible by the Company or Employer for Federal income tax purposes because of Code Section 280G, then the aggregate present value of the benefits provided to such Participant under this Plan (benefits provided to a Participant under this Plan are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount (as defined below) if the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) provided to such Participant after application of the reduction is greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which such Participant would otherwise be entitled from the receipt of Plan Payments in their entirety and without application of any reduction. For this purpose, the Reduced Amount shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any payments to a Participant which are contingent upon a change in control of the Company to be nondeductible by the Company or Employer because of Code Section 280G. Present value shall be determined in accordance with Section 280G(d)(4) of the Code.
(b)    All determinations required to be made under this Section 5.05 shall be made by an accounting firm selected by the Company before the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Separation from Service Date or such earlier time as requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. Within five (5) business days of the determination by the Accounting Firm as to any determination required to be made under this Section 5.05, the Company shall provide to the Participant such Severance Benefits as are then due to the Participant in accordance with the rights afforded under this Plan. If Plan Payments are to be reduced, then such Plan Payments shall be reduced in a manner which maximizes the aggregate value of the Payments. If (i) any Payments would be treated as paid pursuant to a nonqualified deferred compensation plan (within the meaning of Code Section 409A(d)(1)); (ii) Plan Payments are required to be reduced pursuant to Section 5.05(a); and (iii) Plan Payments are to be paid on separate payment dates, then any reduction shall be applied to Plan Payments that are first payable to the Participant. The Reduced Payment shall be effected by reducing or eliminating a Participant’s Payment or Payments (or portion(s) thereof), until no portion of such Payments is rendered non-deductible by application of Section 280G of the Code, in the following order: (i) the portion denominated and payable in cash (other than “24(c) Payments” as defined below), such as severance; (ii) the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement, such as for outplacement, legal fees, or moving expenses (other than 24(c) Payments); (iii) the portion of equity-based compensation, including stock options and stock appreciation rights or similar rights, that are not 24(c) Payments, including such compensation subject to the achievement of performance-based objectives; and (iv) the portion of 24(c) Payments, such as equity-based compensation or any other Payment. The Company has full discretionary authority to determine which Payments to reduce within

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each of the four categories described above in the preceding sentence. The Company cannot, however, reduce Payments in one category unless all Payments in the preceding category have been eliminated. A “24(c) Payment” is any Payment permitted to be valued under Treas. Reg. Section 1.280G-1, Q&A 24(c), or any successor provision, promulgated under Code Section 280G.
ARTICLE VI

THE PLAN ADMINISTRATOR
Section 6.01    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 9.04), with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 6.02    Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 6.03    Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

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ARTICLE VII

AMENDMENT, TERMINATION AND DURATION
Section 7.01    Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.01, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02. Notwithstanding the foregoing, this Plan may not be terminated, suspended or be amended in any material respect during the period beginning 60 days prior to a Change in Control and ending two years after a Change in Control. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.
Section 7.02    Duration. Unless terminated sooner by the Board or its delegate, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.
ARTICLE VIII
DUTIES OF THE COMPANY AND THE COMMITTEE
Section 8.01    Records. The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.
Section 8.02    Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets.
Section 8.03    Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

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ARTICLE IX
CLAIMS PROCEDURES
Section 9.01    Claim. Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to an Eligible Employee’s eligibility for or a Participant’s amount of the Severance Benefit, which are decisions made solely within the discretion of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If an Eligible Employee or Participant or other interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article IX. Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.
Section 9.02    Initial Claim. Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.
Section 9.03    Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a)    A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days after notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

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(b)    The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(c)    The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days after the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is required.
Section 9.04    Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.
Section 9.05    Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in St. Louis, Missouri (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially

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prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Participant's reasonable attorneys' fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Participant, and payment to the Participant of such amounts shall occur within ninety (90) days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.
ARTICLE X
MISCELLANEOUS
Section 10.01    Non-Alienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.
Section 10.02    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
Section 10.03    Successors. Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
Section 10.04    Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant, including, without limitation, the Executive Severance Plan.
Section 10.05    No Mitigation. Except as otherwise provided in Section 4.04, a Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s re-employment.

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Section 10.06    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.07    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
Section 10.08    Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.09    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.10    Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 10.11    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 10.12    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
Section 10.13    Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit may be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.
Section 10.14    Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Missouri to the extent not superseded by federal laws.

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Appendix

Salary Replacement Schedule

President and Chief Executive Officer	24 month Severance Period
Executive Vice Presidents and Senior Vice Presidents	18 month Severance Period
Any other Eligible Employee	12 month Severance Period

Bonus Payment Schedule

President and Chief Executive Officer	2x Annual Bonus
Executive Vice Presidents and Senior Vice Presidents	1.5x Annual Bonus
Any other Eligible Employee	1x Annual Bonus

A-1